Exhibit 21(e)

                    Subsidiaries of Mississippi Power Company

          Name of Company                     Jurisdiction of Organization

Mississippi Power Capital Trust I.......................Delaware
Mississippi Power Capital Trust II......................Delaware
Mississippi Power Capital Trust III.....................Delaware
Mississippi Power Services, Inc......................Mississippi